May 28, 2008

Mr. Alan Hall

Dear Alan:

As part of the closing of our acquisition of Elemental Business, Inc (the “Acquisition”), I am pleased to welcome you to Future Now Group's (the “Company”) Board of Directors following the unanimous vote of the Company’s board to appoint you to the Board of Directors (your “State Date”). Your Start Date will commence on the same day as the closing of the Acquisition.

I am asking that you be prepared to spend a few hours of informal advisory time with me and other officers or directors every month and to be available by telephone to discuss issues and concerns as we need qualified advice. We will be respectful of your time. Your participation at board meetings at the Company's Brooklyn offices generally four or five times per year, mostly via conference call, will be your most visible interaction with our other directors and officers. We try to set dates for these meetings 6 to 12 months in advance and generally will expect to hold the duration of each meeting to four hours.

As a director, you will receive an annual retainer of $24,000 per year, paid quarterly, which will compensate you for all your professional duties including board meetings, committee meetings and informal time. You may elect to take this retainer in cash or in stock. In addition you will also be granted 100,000 options under the company’s 2007 Stock Option Plan.

If you elect to receive the retainer payment in stock, you will receive an additional $4,800 annually to partially offset any tax consequences of being paid in stock where it may not be desirable or practical to sell these shares to pay personal taxes. (We also have a provision that you may choose to take your retainer, half in cash and half in stock, in which case you will receive an additional $2,400 annually for tax offset.) Please see the memo provided under Exhibit I and fill out the attachment with your election. Sign both copies of the documents and return an original set to the attention of William Schloth. You will also be reimbursed by the company for any reasonable and ordinary out-of-pocket expenses you incur in fulfilling your role as a director. It is our policy to provide directors with business class or equivalent airfare tickets and travel arrangements for transcontinental and international travel for board activities.

Your participation in the 2007 Stock Option Plan will be grant a five-year option to purchase 100,000 shares of Common Stock, vesting twenty-five percent (25%) per year over the next four years. The option exercise price will be the closing price on the date of your signing of this agreement. Assuming your continued participation as a director, you will be granted annually staring on the 1st year anniversary of your Start Date an additional 50,000 share options, as adjusted for any splits, reverse exchange or like transactions, at the then current fair market value.

You will be asked to observe the customary SEC requirements regarding reporting of your Company stock ownership, avoiding insider trading and short-swing transactions, and such other requirements of directors of public companies as may apply now and in the future.

Please be advised that the Company maintains Directors and Officers Insurance. In addition, the Company’s bylaws permit it to indemnify its officers and directors to the fullest extent permitted under the Nevada General Corporation Law and to enter into indemnification contracts with its officers and directors. If the Board of Directors determines that it is in the best interests of the Company to enter into indemnification contracts with any of its offers or directors, as a Board Member, you will be entitled to such indemnification and the Company will enter into such an indemnification contract with you. Your acceptance of this offer and commencement of duties with the Company is contingent upon the execution and return to William Schloth, of the Company’s Confidential Information Agreement, a copy of which is enclosed under Exhibit II for your review and execution (the “Confidentiality Agreement”), prior to or on your Start Date.

61 Unquowa Rd, Fairfield, CT 06824
Phone: (877) 643-7244 • Fax: (203) 659-1690
website: www.futurenowgroup.com

I am enthusiastic about you joining our board. You bring the complimentary skills the Company needs to grow. , I can’t wait to introduce you as a director to the rest of our management team. I’m sure they will all welcome you as warmly as I do.

Please sign and return to me one original copy of this letter at your earliest convenience.

Sincerely,

Jeffrey Eisenberg
President & Chief Executive Officer

Acknowledged and Accepted:

/s/ Alan Hall                                                  05/29/08
--------------------------------    ------------
Alan Hall                                   Date

61 Unquowa Rd, Fairfield, CT 06824
Phone: (877) 643-7244 • Fax: (203) 659-1690
website: www.futurenowgroup.com

DATE: May 28, 2008

TO: Alan Hall

FROM: William Schloth

SUBJECT: Annual Retainer Election

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Congratulations on your election to Future Now Group's Board of Directors. As a Director of the Company, you are eligible for the annual retainer payable quarterly.

With respect to the quarterly Retainer payments of $6,000 payable under this Plan, you have the right to elect to accept payment in cash or in fully vested shares of the Company’s Common Stock equal to 50 or 100% of the Retainer. You must make this election for each respective one-year period of the Plan. The election shall be made on the form attached as Exhibit A.

If you elect to accept payment of all or a portion of your retainer in shares of the Company's Common Stock, the number of shares issued each quarter will equal the dollar amount of the Retainer to be taken in shares, divided by 100 percent of the closing sale price of the shares on the first trading day after the end of each fiscal quarter for which the Retainer is due. No fractional shares will be issued. The number of shares issued will be rounded down to the nearest number of whole shares. The sale or transfer of the shares purchased with a part or all of your Retainer will be restricted for a period of six months after the date of purchase. In addition, the Company will pay you cash incentive equal to 20 percent of the Retainer. This cash incentive is intended to help defray your tax liability with respect to the issuance of the shares. It will be paid quarterly, in cash, at the time the quarterly installment of the Retainer is payable in shares.

If you have any questions regarding your election, please feel free to contact me at 203-247-3687.

61 Unquowa Rd, Fairfield, CT 06824
Phone: (877) 643-7244 • Fax: (203) 659-1690
website: www.futurenowgroup.com

EXHIBIT A

FUTURE NOW GROUP, INC.
61 Unquowa Rd, Fairfield CT. 06824
Attn: Stock Administration Department

ELECTION TO RECEIVE SHARES OF COMMON STOCK

Pursuant to the terms of the Company’s Board of Directors retainer compensation arrangement (the "Plan"), I elect to receive payment of ___% [indicate 0%, 50% or 100%] of my annual retainer for the period of _____, 08 - ____, 09 in shares of the Company's Common Stock.

I understand that I cannot revoke this election for the period indicated above. I further understand that I must execute a new election for each subsequent year under the Plan prior to the beginning of each one-year period as set forth in the Plan document. I understand that I cannot dispose of shares issued under the Plan until six months after the date of issuance.

If I elected above to receive part of my entire retainer paid in stock, I hereby direct the Company to [check one]:

___	Hold the shares in a book entry account until I give the Company a written request directing the to issue the shares.

___	Issue the shares in my name or in the name of my family trust, as it appears below, and mail the certificate to the address indicated below:

Registration of Shares:

_____________________________________________________

Address where Stock Certificate should be mailed:
_____________________________________________________

_____________________________________________________

Date:
	--------------	-----------------------------
Signature

------------------------
Printed name

Please return this form to the Company's Stock Administration Department.

61 Unquowa Rd, Fairfield, CT 06824
Phone: (877) 643-7244 • Fax: (203) 659-1690
website: www.futurenowgroup.com

EXHIBIT II:
INTELLECTUAL PROPERTY, CONFIDENTIAL INFORMATION
AND NON-COMPETITION AGREEMENT

This Intellectual Property, Confidential Information and Non-Competition Agreement (the “Agreement”) is entered into as of __________ (the “Effective Date”) between Future Now, Inc. (hereinafter called the “Company”) and me, the undersigned Future Now Group, Inc Board of Directors member.

I recognize the importance of protecting the Company and its direct or indirect affiliates and subsidiaries (collectively the “Company Group”) trade secrets, confidential information and other proprietary information and related rights acquired through the expenditure of time, effort and money by the Company Group.

NOW THEREFORE, in consideration of the Company having retained me and continuing to retain me as a Future Now Group, Inc Advisory Council member or otherwise to perform work on its behalf (hereinafter called the “Engagement”), I make the following representations and agree to the following terms and conditions of my Engagement:

Definitions

“Confidential Information” means all of the materials and information (whether or not reduced to writing and whether or not patentable or protected by copyright) provided by the Company Group to me, or which is available to me during the course of my Engagement, including, without limitation the following:

any and all versions of the Company Group’s products (whether software or hardware) and related documentation owned or marketed by the Company Group;

all Developments (as defined below);

information regarding the Company Group's business operations, methods and practices, recruiting and training policies, including marketing strategies, product plans (including unannounced products), product pricing, margins, hourly rates and information regarding the financial affairs of the Company Group;

customer lists, quotations or proposals given to customers, requirements of specific customers, and the names of the suppliers to the Company Group, and the nature of the Company Group's relationships with these clients and suppliers;

technical and business information of or regarding the clients or customers of the Company Group obtained in order to enable or assist the Company Group in providing such clients or customers with products and services, including information regarding the business operations, methods and practices and product plans of such clients;

any other trade secret or confidential or proprietary information received by the Company Group from third parties and in the possession or control of the Company Group; and

61 Unquowa Rd, Fairfield, CT 06824
Phone: (877) 643-7244 • Fax: (203) 659-1690
website: www.futurenowgroup.com

any other materials or information related to Company Group’s business which are not generally known to others, regardless of whether such information is in paper or electronic format or any other format;

provided that, Confidential Information shall not include information which:

is generally known or in the public domain at the time of disclosure; or

though originally Confidential Information becomes generally available to the public through no fault of mine, as of the date of its becoming part of the public knowledge.

The absence of any notice indicating confidentiality on any material will not imply that same is not Confidential Information.

“Developments” include, without limitation any methods, processes, procedures, systems, inventions (whether patentable or not), devices, discoveries, concepts, know-how, data, databases, technology, products, software (in executable and source code formats), templates, documentation, specifications, compilations, designs, reports, trade-marks, and any enhancements, modifications, or additions to the foregoing or to any products owned, marketed or used by the Company Group which relate, directly or indirectly, to the Company Group’s present or reasonably foreseeable business or any of my Engagement activities and which are developed, created, generated or reduced to practice by me, alone or jointly with others, during my Engagement with the Company or any company in the Company Group, whether prior to the execution of this agreement, whether during or after working hours and whether or not resulting from the use of the premises or property of the Company Group.

Non-Disclosure of Confidential Information

At all times during and subsequent to the termination of my Engagement with the Company, I shall keep in strictest confidence and trust the Confidential Information, I shall take all necessary precautions against unauthorized disclosure of the Confidential Information, and I shall not directly or indirectly disclose, allow access to, transmit or transfer the Confidential Information to a third party, nor shall I copy or reproduce the Confidential Information except as may be reasonably required for me to perform my duties for the Company.

Restricted Use of Confidential Information

At all times during and subsequent to the termination of my Engagement with the Company, I shall not use the Confidential Information in any manner except as reasonably required for me to perform my duties for the Company.

I agree that at all times during and subsequent to the termination of my Engagement with the Company I shall not use or take advantage of the Confidential Information for creating, maintaining or marketing, or aiding in the creation, maintenance or marketing, of any product which is competitive with any product owned or marketed by the Company Group.

61 Unquowa Rd, Fairfield, CT 06824
Phone: (877) 643-7244 • Fax: (203) 659-1690
website: www.futurenowgroup.com

Upon the request of the Company, and in any event upon the termination of my Engagement with the Company, I shall immediately return to the Company all materials, including all copies in whatever form, containing the Confidential Information which are in my possession or under my control.

Ownership of Confidential Information and Developments

I acknowledge and agree that I shall not acquire any right, title or interest in or to the Confidential Information.

I agree to make full disclosure to the Company of each Development promptly after its creation.

I hereby assign and transfer to the Company, and agree that the Company shall be the exclusive owner of, all of my right, title and interest to each Development throughout the world, including all trade secrets, patent rights, copyrights and all other intellectual property rights therein. I further agree to cooperate fully at all times during and subsequent to my Engagement with respect to signing further documents and doing such acts and other things reasonably requested by the Company to confirm such transfer of ownership of rights, including intellectual property rights, effective at or after the time the Development is created and to obtain patents or copyrights or the like covering the Developments. I agree that the Company, its assignees and their licensees are not required to designate me as the author of any Developments. I agree that the obligations in this paragraph shall continue beyond the termination of my Engagement with the Company with respect to Developments created during my Engagement with the Company.

I hereby grant a power of attorney to the Company to have the Company execute on my behalf all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to Company and its successors, assigns and nominees sole and exclusive rights, title and interest in and to such Developments, and any copyrights, patents, trade-marks, industrial designs (design patents), topographies (mask work rights) or other intellectual property rights relating thereto.

I hereby waive in whole all moral rights which I may have in the Developments, including the right to the integrity of the Developments, the right to be associated with the Developments, the right to restrain or claim damages for any distortion, mutilation or other modification of the Developments, and the right to restrain use or reproduction of the Developments in any context and in connection with any product, service, cause or institution. I will confirm any such waiver from time to time as requested by the Company.

No Conflicting Obligations

I acknowledge and represent to the Company that my performance during the period of my Engagement with the Company shall not breach any agreement or other obligation to keep confidential the proprietary information of any prior employer or client of mine or any other third party. I further acknowledge and represent that I am not bound by any agreement or obligation with any third party that conflicts with any of my obligations under this Agreement.

61 Unquowa Rd, Fairfield, CT 06824
Phone: (877) 643-7244 • Fax: (203) 659-1690
website: www.futurenowgroup.com

I represent and agree that I will not bring to the Company or to any of the companies in the Company Group, and shall not use in the performance of my work with the Company, any trade secrets, confidential information and other proprietary information of any prior employer or client of mine or any other third party. I represent and agree that in my work creating Developments I will not knowingly infringe the intellectual property rights, including copyright, of any third party.

Enforcement

I acknowledge and agree that damages may not be an adequate remedy to compensate the Company for any breach of my obligations contained in this Agreement, and accordingly I agree that in addition to any and all other remedies available to it, the Company shall be entitled to seek relief by way of a temporary or permanent injunction to enforce the obligations contained in this Agreement. Such relief shall be in addition to and not in lieu of any other remedies available to Company at law or in equity.

Returning Company Documents

I agree that upon the termination of the Engagement I will deliver to the Company (and will not keep in my possession or deliver to anyone else) any and all Confidential Information and Company Group proprietary information including, without limitation, devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to the Company or any company in the Company Group, together with any third party information received by me.

8. Non-Solicitation

I agree that during my Engagement with the Company and for a period of twelve months following my resignation or termination, I shall not, directly or indirectly, alone or with any other person, offer to employ, employ, retain the services of or otherwise incite any employee or contractor of the Company Group to terminate his or her employment or association with the Company Group, as the case may be.

General

This Agreement shall be governed by and construed in accordance with the laws in force in the State of Connecticut with its venue in Fairfield County, CT.

If any provision of this Agreement is wholly or partially unenforceable for any reason, such unenforceable provision or part thereof shall be deemed to be omitted from this Agreement without in any way invalidating or impairing the other provisions of this Agreement.

In this Agreement any reference to a termination of Engagement shall include termination for any reason whatsoever and with or without cause.

61 Unquowa Rd, Fairfield, CT 06824
Phone: (877) 643-7244 • Fax: (203) 659-1690
website: www.futurenowgroup.com

The obligations herein may not be changed or modified, released or terminated, in whole or in part, except in writing signed by the President of the Company and me.

This Agreement supersedes all previous agreements, if any, between the Company and myself with respect to the subject matter of this Agreement. I agree, however, that this Agreement does not purport to set forth all of the terms and conditions of my Engagement, and that I have other obligations to the Company that are not set forth in this Agreement.

The rights and obligations under this Agreement shall survive the termination of my Engagement and shall enure to the benefit of and shall be binding upon (i) my heirs and personal representatives and (ii) the successors and assigns of the Company.

I HAVE READ THIS AGREEMENT, UNDERSTAND IT, HAVE HAD THE OPPORTUNITY TO OBTAIN INDEPENDENT LEGAL ADVICE IN RESPECT OF IT, AND I AGREE TO ITS TERMS.

I acknowledge having received a fully executed copy of this Agreement.

The parties have requested and are satisfied that this Agreement be drawn up in the English language.

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the __th day of _____, 2008.

Board of Director

________________________
Print Name:

Future Now Group, Inc.

By: __________________________
Jeffrey Eisenberg, CEO

61 Unquowa Rd, Fairfield, CT 06824
Phone: (877) 643-7244 • Fax: (203) 659-1690
website: www.futurenowgroup.com